Exhibit 99.1

Bellicum Pharmaceuticals Reports Third Quarter 2019 Financial Results and Provides Operational Update
Raised gross proceeds of $69.6 million from public offering and private placement option fee
Narrowed strategic focus to core GoCAR-T® cell therapy programs
Cost saving initiatives underway to extend runway to meaningful GoCAR data readouts

HOUSTON, November 6, 2019 --- Bellicum Pharmaceuticals, Inc. (NASDAQ:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the third quarter 2019 and provided an operational update.
“Bellicum made significant strides in the third quarter repositioning the company to focus exclusively on our GoCAR programs, as we seek to clinically demonstrate how our technology may extend the impact of CAR-T therapies to more patients,” said Rick Fair, President and Chief Executive Officer of Bellicum Pharmaceuticals. “By streamlining the organization and other cost-saving initiatives and executing a financing in August, we believe we have positioned the company to generate meaningful clinical data on our ongoing GoCAR programs and to advance a third GoCAR program toward the clinic.”

PROGRAM HIGHLIGHTS AND CURRENT UPDATES
BPX-601 GoCAR-T

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Bellicum anticipates presenting new translational data from cohort 5B in the BPX-601 Phase 1/2 trial in early 2020. These data are expected to provide additional evidence on the proposed mechanisms of action of iMC activation in BPX-601, including cell expansion and persistence, cytokine production, tumor infiltration, and CAR-T activity in the tumor microenvironment. Bellicum is currently enrolling cohort 5C. Data from this cohort will be used to evaluate the safety of repeat rimiducid dosing to re-activate iMC over time, which is intended to deepen and extend the treatment effect. Patient enrollment has proceeded more slowly than anticipated primarily as the result of the amended protocol limiting enrollment to second line patients. Initial results from Cohort 5C are expected to be presented in the second half of 2020.

BPX-603 GoCAR-T

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In response to Bellicum’s IND application for BPX-603, the FDA has responded with a request for additional preclinical data to better characterize the potential risk of off-tumor / on-target toxicity before IND clearance. Bellicum is engaged in discussions with the FDA to align on a plan to address the request.

Research Programs

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An abstract for a preclinical investigation from Bellicum’s natural killer cell GoCAR program has been accepted for poster presentation at the Society for Immunotherapy of Cancer (SITC) Annual Meeting on November 8, 2019.

Rivo-cel

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Bellicum is actively pursuing a strategic partner for rivo-cel to lead future development and commercialization for this product candidate. Bellicum has reduced and expects to continue to reduce its rivo-cel related activities.

Exhibit 99.1

Corporate Highlights

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In August, Bellicum announced receipt of aggregate gross proceeds of $69.6 million, including gross proceeds of $57.5 million from an underwritten public offering and a $12.1 million private placement option fee related to its private placement of up to $70 million in additional potential gross proceeds.

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Bellicum is actively pursuing a partner to purchase its manufacturing facility and establish a preferred supply agreement with the goal of reducing operating costs while maintaining viral vector and cell therapy development capabilities and dedicated manufacturing capacity for its programs.

Third Quarter 2019 Financial Results and Outlook
R&D Expenses: Research and development (R&D) expenses were $14.3 million for the third quarter of 2019, compared to $16.4 million for the third quarter of 2018. The reduction in expenses in the third quarter of 2019 resulted primarily from reduced expenses related to rivo-cel and reduced general R&D expenses, partially offset by higher expenditures related to the GoCAR-T platform. R&D expenses for the nine months ended September 30, 2019 were $51.0 million compared to $51.4 million for the comparable period in the prior year.
G&A Expenses: General and administrative (G&A) expenses were $9.2 million for the third quarter of 2019 compared to $7.0 million during the comparable period in 2018. The higher expenses in the third quarter 2019 relative to the comparable period in 2018 were primarily due to an accrual of severance costs arising from reductions in rivo-cel related activities. G&A expenses for the nine months ended September 30, 2019 were $24.3 million compared to $18.0 million for the first nine months of 2018.
Net Loss: Bellicum reported a net loss of $32.0 million for the third quarter of 2019 compared to a net loss of $23.8 million for the third quarter of 2018. The results included non-cash, share-based compensation charges of $1.6 million and $3.7 million for the third quarter of 2019 and 2018, respectively. Net loss for the nine months ended September 30, 2019 was $83.5 million compared to a loss of $70.8 million for the nine months ended September 30, 2018.
Shares Outstanding: At October 31, 2019, Bellicum had 49,616,316 shares of common stock outstanding and 541,500 shares of preferred stock outstanding. Each preferred share can be converted into 100 shares of common stock.
Cash Position and Guidance: Bellicum reported cash, restricted cash and investments totaling $106.9 million as of September 30, 2019, compared to $98.0 million at December 31, 2018. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements into 2021.

Conference Call and Webcast
Bellicum’s management will host a webcast and conference call today at 5 p.m. ET / 2 p.m. PT, November 6, 2019, to discuss the financial results for the third quarter 2019 and provide a corporate update. The live call may be accessed by dialing (877) 407-3103 for domestic callers and (201) 493-6791 for international callers. A live webcast of the call will be available from the Investors and Media section of the company’s website at www.bellicum.com and a replay will be available shortly after the live event.

About BPX-601
BPX-601, the company’s first GoCAR-T® product candidate, incorporates iMC, Bellicum’s inducible co-activation domain. iMC (inducible MyD88/CD40) is designed to provide a powerful boost to T cell proliferation and persistence and enable the CAR-T to override key immune inhibitory mechanisms,

Exhibit 99.1

including PD-1 and TGF-beta. BPX-601 is being evaluated as a treatment for solid tumors expressing prostate stem cell antigen (PSCA), including pancreatic, gastric, and prostate cancers.
About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T and allogeneic cell therapies. Bellicum’s lead GoCAR-T® candidate, BPX-601, is designed to be a more efficacious CAR-T cell product capable of overriding key immune inhibitory mechanisms. More information can be found at www.bellicum.com.
Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to rivo-cel, BPX-601, BPX-603, and our other cell therapy programs; the timing and success of our current and planned clinical trials, including the timing of receipt of data from such clinical trials and the timing of our reports of such data; the impact of recent initiatives and business developments on our positioning to provide meaningful clinical data on our ongoing GoCAR programs and advance a third GoCAR program to the clinic; our expectations regarding additional reductions in BPX-501-related activities; our plans regarding interactions with the FDA related to the IND submitted for BPX-603; the potential for us to receive additional proceeds from the private placement transaction; and our plans to reduce costs in connection with partnering our manufacturing facility with a third party. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our quarterly report on Form 10-Q for the three months ended September 30, 2019 and our annual report on Form 10-K the year ended December 31, 2018. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)
			September 30,	December 31,
			2019	2018
Current Assets:
Cash and cash equivalents			$99,151	$43,695
Investment securities, available-for-sale, short-term			4,152	49,304
Receivables and other current assets			1,562	2,296
Non-Current Assets:
Property and equipment, net			16,204	20,878
Right-of-use assets			6,234	—
Restricted cash			3,603	4,973
Other assets, net			3,026	355
Total assets			$133,932	$121,501

Current Liabilities:
Accounts payable and other accrued liabilities			15,663	12,363
Warrant Liability			37,842	—
Private Placement option liability			12,094	—
Current maturities of long-term debt			8,000	—
Other current liabilities			2,839	3,441
Long-Term Liabilities:
Long-term debt			28,494	35,832
Other liabilities, net of current portion			6,163	1,387
Preferred Stock			21,608	—
Total Stockholders' Equity			1,229	68,478
Total liabilities and stockholders' equity			$133,932	$121,501

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Grant Revenues	$103	$292	$2,010	$808
Operating Expenses:
Research and development	14,331	16,413	51,008	51,361
License fees	—	139	203	319
General and administrative	9,209	6,968	24,263	18,027
Total operating expenses	23,540	23,520	75,474	69,707
Operating loss	(23,437)	(23,228)	(73,464)	(68,899)
Change in fair value of warrant liability	(4,850)	—	(4,850)	—
Interest expense, net of interest income	(756)	(573)	(2,193)	(1,917)
Other expense	$(2,989)	—	(2,989)	—
Net loss attributable to common shareholders	$(32,032)	(23,801)	(83,496)	(70,816)
Net loss per share attributable to common shareholders, basic and diluted	$(0.68)	$(0.55)	$(1.82)	$(1.81)

Weighted-average common shares outstanding, basic and diluted	47,208,958	43,334,727	45,845,928	39,168,559

Exhibit 99.1

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
Westwicke IR
858-356-5932
Robert.uhl@westwicke.com

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Senior Vice President
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646-677-1839
sean.leous@icrinc.com